Exhibit 23.1

[Letterhead of KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
International Bancshares Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of International Bancshares Corporation of our reports dated March 15, 2005, with respect to the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are incorporated by reference in the December 31, 2004 annual report on Form 10-K of International Bancshares Corporation. Our report on the consolidated financial statements refers to a change in the method of accounting for the Company’s investment in its statutory business trusts in 2003 and for its goodwill and other intangible assets in 2002.

/s/ KPMG LLP

San Antonio, Texas
September 7, 2005